Press Release

FOR IMMEDIATE RELEASE

                               Dendrite Completes Strategic Acquisition of SYNAVANT

Creates Preeminent Supplier of Information, Software, and Services to the Global Pharmaceutical Industry

Morristown, NJ June 17, 2003–Dendrite International, Inc. (NASDAQ: DRTE) today announced that it has completed its strategic acquisition of SYNAVANT Inc. (NASDAQ: SNVT). In the tender offer, which expired at 11:59 p.m. New York City time on June 13, 2003, approximately 14,043,954 shares, or more than 92% of the outstanding shares of SYNAVANT common stock, were tendered and accepted for payment. The tender offer was followed by a second-step merger on June 16, 2003, in which SYNAVANT became a wholly owned subsidiary of Dendrite.

Key Acquisition Elements

The merger creates the most comprehensive information, software, and services company dedicated to the global pharmaceutical industry, and further enhances Dendrite’s ability to provide market-leading solutions to the sales, marketing, and clinical functions of pharmaceutical and other life science companies. In particular, Dendrite has:

o	Worldwide Information Offerings: The combination of SYNAVANT’s PharbaseSM medical professional database and Dendrite’s data, tools, and analytic offerings creates the world’s most sophisticated portfolio of prescriber and prescription information offerings. This will allow customers to maximize the return on their data investment.

o	Robust Global Product Platform: Dendrite currently sells and supports the broadest array of information management, business intelligence, CRM, and commercial operations management products for the pharmaceutical and life science industry. They are designed to support and enhance the productivity of companies’ sales and marketing units.

o	Enhanced Marketing Services: By combining Dendrite’s longitudinal prescription data and advanced analytics with Synavant’s interactive marketing business, Dendrite will provide the life science industry with the most targeted and effective direct mail, sampling, and other marketing services available.

o	Broader Application Support Capabilities: In response to customer demand for greater software selection and deployment options, Dendrite has increased its worldwide capabilities to support and host a variety of software applications. Dendrite now supports over 50 applications in more than 55 countries. As part of the acquisition, Dendrite has committed to support all software products currently supported by SYNAVANT, and to provide attractive options for those customers seeking to migrate to new products.

o	Extensive Outsourcing Capabilities: The addition of SYNAVANT’s services business will enrich Dendrite’s own global services offering, further reinforcing Dendrite as the leading provider of business process outsourcing services for the industry.

o	Expanded Global Presence: The acquisition reinforces Dendrite as the world’s leading supplier of sales force automation services to the global pharmaceutical industry—increasing its market share to approximately 35 percent and expanding its corporate reach in many key markets, including North America, Europe, and Asia/Pacific Rim.

“The acquisition of SYNAVANT is an important step toward achieving our objective of being the pharmaceutical industry’s leading information, software, and services supplier globally,” said Dendrite Chairman and Chief Executive Officer John Bailye. “With the addition of SYNAVANT’s tremendous industry knowledge, as well as its extensive portfolio of products and services, we are well poised to build on this initiative. We are on course and expect the integration to progress quickly and smoothly. Soon after integration, we expect to be launching a number of new products. In addition, we are focusing our attention on enhancing customer satisfaction, which is paramount to our success.”

Integration teams consisting of members from both companies are working to ensure a rapid and smooth combination. Dendrite expects to provide updated financial guidance as part of its second quarter earnings report.

About Dendrite

Dendrite develops and delivers solutions that increase the productivity of sales, marketing, and clinical processes for pharmaceutical and other life science clients. For more information, visit www.dendrite.com.

Investor Relations Marilyn Kolek 908-541-5903 marilyn.kolek@dendrite.com

Note: Dendrite is a registered trademark of Dendrite International, Inc.

The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The statements may be identified by such forward-looking terminology as “expect,” “believe,” “may,” “will,” “intend,” “plan,” and similar statements or variations. All “outlook” information constitutes forward-looking statements. Such forward-looking statements are based on our current expectations, estimates, assumptions and projections and involve certain significant risks and uncertainties, including those which may result from our dependence on the pharmaceutical industry; dependence on major customers; economic pressures and legislative and regulatory impact on our customers; fluctuations in quarterly revenues due to lengthy sales and implementation cycles for our products; our fixed expenses in relation to fluctuating revenues; successful and timely development and introduction of new products and versions; rapid technological changes; increased competition; international operations; acquisitions; our ability to attract and retain key personnel; the protection of our proprietary technology; our ability to compete in the Internet-related products and services market; the continued demand for Internet-related products and services; the ability of our third party vendors to respond to technological change; our ability to maintain our relationships with third-party vendors; results from strategic relationships; risks associated with events that may affect the world economy, including terrorism, military action in the Middle East or threat of other hostilities in the Middle East, Asia and other geographical regions; catastrophic events which could negatively affect our information technology infrastructure; difficulties disposing of certain of our facilities; and unexpected changes in accounting regulations, standards or interpretations. Other important factors that should be considered are included in the Company’s 10-K, 10-Qs, and other reports filed with the SEC. Actual results may differ materially. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or other changes affecting such forward-looking statements.

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